UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 21, 2018

XIANGTIAN (USA) AIR POWER CO., LTD.
(Name of Small Business Issuer in its Charter)

Nevada	98-0632932
(State or Jurisdiction of Incorporation or	(I.R.S. Employer Identification No.)
Organization)

No. 6 Longda Road Yanjiao Development Zone
Sanhe City, Hebei Province, China 065201
(Address of principal executive offices)

001 240-252-1578
(Telephone Number of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 21, 2018, Xianning Sanhe Power Equipment Manufacturing Co., Ltd. (“Xianning Sanhe”), an indirect wholly-owned subsidiary of Xiangtian (USA) Power Co. Ltd. (the “Company”), entered into a share purchase agreement (the “Agreement”) with Sheng Zhou and Heping Zhang (collectively the “Sellers”). Neither the Company nor its affiliates have any material relationship with the Sellers other than with respect to the Agreement.

Pursuant to the Agreement, Xianning Sanhe agreed to acquire 100% of the capital stock of Hubei Jinli Hydraulic Co., Ltd (“Hubei Jinli”) collectively held by the Sellers (the “Acquisition”), for an aggregate consideration of 150 million RMB (approximately USD 23.18 million), consisted of the following: (a) 40million RMB (approximately USD 6.18million) in cash (the “Cash Portion”); and (b) shares of the Company’s common stock (the “Stock Portion”) which shall have a value equal to 80.07 million RMB (approximately USD 12.37 million). The price per share will be determined by the average daily closing price of the Company’s common stock for the period from January 1, 2018 to June 30, 2018; and (c) an assumption by Xianning Sanhe of Hubei Jinli’s existing bank loan from Hubei Xianning Rural Commercial Bank in the principal amount of 29.93 million RMB (approximately USD 4.63 million).

Pursuant to the Agreement, the Cash Portion shall be paid within seven days of the Agreement, and the Acquisition shall be closed within one month after payment of the Cash Portion.

On June 21, 2018, Xianning Sanhe, entered into a supplemental agreement to the Stock Purchase Agreement (the “Supplement Agreement”) with the Sellers, pursuant to which the Sellers have the right to demand that Xianning Sanhe pay 80.07 million RMB (approximately USD 12.37 million) plus interest to repurchase the Stock Portion if the Company does not list its common stock on the Nasdaq Stock Market by June 21, 2019.

Pursuant to the supplement agreement, after the Acquisition, should Hubei Jinli’s annual net profit (the “Net Profit”) exceed 10 million RMB (approximately USD 1.55 million), Xianning Sanhe shall pay the Sellers 20% of the Net Profit and if the Net Profit reaches 5 million RMB (approximately USD 772,654), but less than 10 million RMB (approximately USD 1.55 million), Xianning Sanhe shall pay the Sellers 10% of the Net Profit.

Hubei Jinli is a company engaged in the business of (1) manufacturing and sales of hydraulic parts; (2) processing and sales of non-ferrous metal; (3) sales of electronic components; and (4) information technology consulting services regarding hydraulic parts. The Company intends to (1) upgrade Hubei Jinli’s present equipment and machinery to increase efficiency and otherwise improve its production capacities and (2) start a new production line to manufacture a new hydraulic hybrid system that will facilitate the production of vehicles that combine electrical and hydraulic technologies. There is no assurance that the new product can be developed and be commercially successful.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2018

XIANGTIAN (USA) AIR POWER CO., LTD

By:	/s/ Zhou Deng Hua
Name: Zhou Deng Hua
Title: Chief Executive Officer